Contact:	Scott A. Montgomery	David R. Brown
	President/CEO	Executive Vice President &
	National Mercantile Bancorp	Chief Financial Officer
	(310) 282-6778	(310) 282-6703

FOR IMMEDIATE RELEASE

NATIONAL MERCANTILE BANCORP ANNOUNCES

COMMENCEMENT OF PRIVATE FINANCING

Los Angeles, California, November 8, 2002 — National Mercantile Bancorp (the "Company") (NASDAQ:  MBLA - Common Stock; MBLAP - Preferred Stock), parent company of Mercantile National Bank ("Mercantile") and South Bay Bank, N.A. ("South Bay"), today announced that it had commenced a private offering of 1,307,190 shares of Common Stock.

These shares will not be registered under the Securities Act of 1933 when they are issued, and until so registered may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration.  The Company has not agreed to register any of the Common Stock relating to this transaction with the SEC.

This announcement is not an offer to sell such securities and shall be made by the Company and its placement agent to a limited group of accredited investors.

Scott Montgomery, President and Chief Executive Officer of the Company, Mercantile and South Bay, commented, "Significant progress has been made with the integration of South Bay during the first nine months following the acquisition.  To fulfill the growth opportunities we see, the Company believes that additional equity capital will permit the Company and its banks to take advantage of such opportunity.  The financing will provide important working capital and equity to the Company and its banks."

This press release contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward looking statements.  Factors that might cause such a difference include, among oather things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company's Report on Form 10-KSB for the year ended December 31, 2001.

About National Mercantile Bancorp:

National Mercantile Bancorp is the holding company for Mercantile National Bank and South Bay Bank, N.A., members FDIC, with locations in Encino, Century City, El Segundo and Torrance, California.  The banks offer a wide range of financial services to the real estate and real estate construction markets, the entertainment industry, the professional, healthcare and executive markets, community-based non-profit organizations, escrow companies and business banking.

“Redefining Business Banking”

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